Exhibit 99.1
News Release

Pioneer Natural Resources Company Reports First Quarter 2019 Financial and Operating Results

Dallas, Texas, May 6, 2019 - Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today reported financial and operating results for the quarter ended March 31, 2019. Pioneer reported first quarter net income attributable to common stockholders of $350 million, or $2.06 per diluted share. These results include the effects of a net noncash mark-to-market (MTM) derivative loss, a noncash MTM gain on shares received on the sale of the Company’s pressure pumping business in December 2018 and certain other unusual items. Excluding these items, non-GAAP adjusted income for the first quarter was $310 million, or $1.83 per diluted share.

Highlights

•	First quarter Permian oil production averaged 203 thousand barrels of oil per day (MBOPD), near the top end of guidance

•	First quarter Permian production averaged 320 thousand barrels of oil equivalent per day (MBOEPD), above the top end of guidance

•
Corporate restructuring efforts are expected to save up to $100 million annually in general and administrative (G&A) costs and create a flatter organization, facilitating greater transparency and accountability

•	Opening data room to divest gas processing midstream assets, resulting in reduced annual capital requirements and increased annual free cash flow

•	First quarter Permian oil firm transportation (FT) agreements added $151 million of incremental cash flow

•	Planning to increase dividend yield to approximately 1% per share[1] on an annual basis (range of $1.50 to $1.75 per share)

President and CEO Scott D. Sheffield stated, “Pioneer had an outstanding first quarter, delivering robust production growth while underspending our budgeted capital. Our results were highlighted by continued strong well performance and improving capital efficiency that led to production being above the top end of guidance.

“As a leader in the Permian Basin, we continue to take steps to reduce our cost structure. We ended last year by executing on strategic initiatives to materially reduce our drilling, completion and facilities capital. We are now taking action to reduce our corporate general and administrative costs. The net result is expected to save up to $100 million per year and create a leaner reporting structure that facilitates greater transparency, accountability and strong, consistent execution.

“Further strengthening our value proposition for shareholders remains a top priority. We plan to divest our gas processing midstream assets during the year, resulting in capital savings and increased free cash flow. With the Eagle Ford divestiture closed, Pioneer is now a ‘pure-play’ Permian company, with decades of high-margin drilling inventory.

“The actions we are undertaking position us for success now and into the future, delivering strong results and increasing shareholder value. We plan to increase our dividend to approximately a 1% yield1, underscoring our commitment to returning capital and continuing our journey of enhancing shareholder value.”

Ongoing Strategic Initiatives
Pioneer is improving its corporate cost and organizational structure by reducing the Company’s G&A expense, streamlining roles and responsibilities and implementing a flatter reporting structure. The Company is targeting up to $100 million in annual G&A savings to further expand Pioneer’s profitability. The reorganization facilitates greater accountability and oversight of the Company’s production operations and capital spending. In addition, Pioneer is further prioritizing free cash flow generation by announcing its decision to divest of its 27% interest in the Targa-operated Midland Basin gas processing infrastructure, which is expected to reduce the Company’s capital spending requirements and increase corporate returns.

The Company is accelerating free cash flow generation by adjusting to a mid-teens, longer-term production growth profile, allowing for reduced field facilities capital spending that drives greater capital efficiency and a high level of consistent execution. Additionally, the Company is evaluating options to monetize or accelerate drilling inventory that is not slated for near-term development; options include cash market divestitures or the use of DrillCo funding arrangements, among others. Long-dated acreage that is subject to lease expiry is being prioritized, therefore bringing value forward.

Eagle Ford Divestiture
The Company has closed the sale of its Eagle Ford shale and remaining South Texas assets to Ensign Natural Resources (Ensign). Under the agreement, Pioneer will receive up to $475 million in total proceeds, of which $25 million was received at closing and $450 million is contingent on future commodity prices. With this divestment, the Company becomes a Permian “pure play,” with lower production costs and improved margins.

The sale of Pioneer’s Eagle Ford shale assets represents approximately 59,000 net acres located primarily in Bee, DeWitt, Karnes and Live Oak counties in South Texas. The assets sold represent all of Pioneer’s remaining interests in the field, including all of its producing wells and the associated infrastructure. Net production from the Company’s Eagle Ford Shale assets and remaining South Texas assets averaged approximately 14 MBOEPD during the first quarter of 2019.

The sale of these assets is expected to result in a pretax noncash loss of $400 million to $550 million during the second quarter of 2019. The estimated proceeds, for purposes of determining the divestiture loss, were valued based on the cash received at closing and the probability-weighted estimate of the contingent proceeds that will be recognized over the earn-out period using forecasted commodity prices, offset by (i) the recognition of a liability for approximately 80 percent of the forecasted remaining minimum volume commitments that the Company will retain and (ii) the Company’s net book value of the Eagle Ford Shale and South Texas assets. The contingent proceeds of up to $450 million will be earned annually over the 2020 through 2024 time period based on actual commodity prices for each year. The contingent proceeds will be paid, to the extent earned, between 2023 and 2025.

Financial Highlights

Pioneer continues to maintain a strong balance sheet with cash on hand at the end of the first quarter of $1.0 billion (including liquid investments) and net debt of $1.3 billion. The Company’s liquidity position remains strong with $2.5 billion of liquidity at the end of the first quarter, including $1.0 billion of cash and liquid investments and a $1.5 billion unsecured credit facility (undrawn as of March 31, 2019).

During the first quarter, the Company’s Permian drilling, completion and facilities capital expenditures totaled $831 million. The Company’s total Permian capital expenditures2 totaled $928 million, including gas processing and water infrastructure capital. Approximately $40 million of field facilities capital projects that were budgeted to be incurred during the first quarter were deferred to the second and third quarters of 2019. Even after adjusting for the deferred facilities capital, first quarter capital spending was in line with the Company’s internal forecast.

The Company increased its semiannual cash dividend from $0.04 per share to $0.32 per share from February 2018 to February 2019. The Company plans to further increase its dividend to an annual yield of approximately 1% per share1, or in a range of $1.50 to $1.75 per share.

In December 2018, the Board of Directors authorized a $2 billion common stock repurchase program. To date, the Company has repurchased a total of 2.4 million shares for $328 million at an average price of approximately $136 per share under the December 2018 authorization. Pioneer did not repurchase shares after the fourth quarter earnings release. The consideration of various corporate developments, such as reorganization activities and asset divestitures, and market conditions inclusive of valuation can be factors in the Company’s repurchase decisions.

Financial Results
For the first quarter, the average realized price for oil was $49.38 per barrel. The average realized price for NGLs was $22.79 per barrel, and the average realized price for gas was $2.50 per thousand cubic feet (MCF). Adjusting for the cash flow uplift attributable to the Company’s FT contracts, the average realized oil price would have increased by $8.18 per barrel to $57.56. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $9.62 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $14.01 per BOE. Exploration and abandonment costs were $20 million. General and administrative expense totaled $94 million. Interest expense was $29 million. Other expense was $147 million, or $52 million excluding unusual items3.

Operations Update

Pioneer placed 71 horizontal wells on production during the first quarter. Well productivity continues to increase annually, with average cumulative production greater in 2018 as compared to the 2017 program. Many factors, such as incorporating data from machine learning into optimized completion designs and a focused approach to appraisal testing have contributed to the Company’s improving well productivity.

The Company’s third multi-zone Spraberry appraisal pad (Stackberry), located in Martin County, consists of five wells: one in the Middle Spraberry, two in the Jo Mill and two in the Lower Spraberry Shale.  Cumulative production has outperformed previous horizontal Spraberry wells in the area by approximately 24%.  As a result, an additional approximately 30,000 acres in the surrounding area for the Middle Spraberry, Jo Mill and Lower Spraberry Shale intervals have been de-risked, progressing the transition of the Spraberry intervals from appraisal to development mode.  As a result of the three Stackberry projects initiated since 2018, approximately 120,000 acres have been de-risked for this type of development.

A two-well Wolfcamp D pad that was placed on production early in the first quarter of 2019, which had an average 24-hour initial production rate of approximately 4,100 barrels of oil equivalent per day and continues to outperform.  This two-well pad has recorded a 90-day cumulative production of approximately 340 thousand barrels of oil equivalent, with a 67% oil mix.   The Company plans additional Wolfcamp D appraisals in 2019.

During the first quarter of 2019, the Company’s marketing of Permian oil yielded premium Brent-related oil pricing, leading to an incremental $151 million of cash flow.  The Company continues to enhance margins through its FT contracts by transporting oil and gas from its areas of production to price-advantaged markets and expects these activities to provide a cash flow uplift of $50 million to $110 million during the second quarter of 2019.

Full-Year 2019 Update

The Company maintains its 2019 Permian drilling, completions and facilities capital budget range of $2.8 billion to $3.1 billion, and expects it to be fully funded with 2019 forecasted cash flow4 of approximately $3.75 billion. Including capital of $300 million related to Pioneer’s unique Permian investments in gas processing facilities and water infrastructure, the Company maintains its total 2019 capital program2 range of $3.1 billion to $3.4 billion.

The Company maintains its plan to operate an average of 21 to 23 horizontal rigs in the Permian Basin during 2019, including approximately five rigs in the southern joint venture area. This program is expected to place 265 to 290 wells on production, compared to 270 wells placed on production during 2018. The average lateral length planned for 2019 is approximately 9,800 feet, with an average estimated ultimate recovery (EUR) of approximately 1.6 million barrels of oil equivalent per well.

This activity level is projected to deliver 2019 Permian production of 320 to 335 MBOEPD and 203 to 213 MBOPD, representing approximately 12% to 17% growth over 2018 production levels.

Second Quarter 2019 Guidance

Second quarter 2019 Permian production is forecasted to average between 313 to 328 MBOEPD and 198 to 208 MBOPD. Permian production costs are expected to average $8.50 per BOE to $10.50 per BOE. Permian DD&A expense is expected to average $13.00 per BOE to $15.00 per BOE.

Total exploration and abandonment expense for the Company is forecasted to be $20 million to $30 million. General and administrative expense is expected to be $93 million to $98 million. Interest expense is expected to be $28 million to $33 million. Other expense is forecasted to be $25 million to $35 million and is expected to include $10 million to $20 million of charges associated with excess firm gathering and transportation commitments, principally related to the Eagle Ford assets prior to their divestiture in early May. Accretion of discount on asset retirement obligations is expected to be $3 million to $6 million. The Company’s effective income tax rate is expected to range from 21% to 25%. Current income taxes are expected to be less than $5 million.

The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined on the attached schedules.

Environmental, Social & Governance

Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility.  The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.  For access to Pioneer’s sustainability report, please visit http://www.pxd.com/sustainability.

Earnings Conference Call

On Tuesday, May 7, 2019, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended March 31, 2019, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com

Select “Investors,” then “Earnings & Webcasts” to listen to the discussion, view the presentation and see other related material.

Telephone: Dial 866-575-6539 and enter confirmation code 9208053 five minutes before the call. View the presentation via Pioneer’s internet address above.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through June 1, 2019. Click Here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, completion of planned divestitures, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and export facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks, ability to implement planned stock repurchases, the risks associated with the ownership and operation of the Company’s oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Footnote 1: The declaration and payment of any dividend described in this release remains subject to approval by the Board of Directors, and no dividend has been declared or approved.

Footnote 2: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A and corporate facilities.

Footnote 3: Other expense excludes unusual items totaling $47 million of sand mine decommissioning charges associated with the closure of the Company’s Brady, Texas sand mining facility, $35 million of asset divestiture related charges and $13 million of corporate restructuring charges.

Footnote 4: Represents first quarter cash flow plus April through December forecasted cash flow based on strip pricing.

Cautionary Note to U.S. Investors --The SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “net recoverable resource potential,” “recoverable resource,” “estimated ultimate recovery,” “EUR,” “oil in place” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC. Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Michael McNamara - 972-969-3592

Media and Public Affairs
Tadd Owens - 972-969-5760
Robert Bobo - 972-969-4020

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$511	$825
Short-term investments	445	443
Accounts receivable, net	877	814
Income taxes receivable	6	7
Inventories	253	242
Derivatives	30	52
Investment in affiliate	347	172
Other	36	25
Total current assets	2,505	2,580
Oil and gas properties, successful efforts method of accounting	22,645	21,766
Accumulated depletion, depreciation and amortization	(8,600)	(8,218)
Total oil and gas properties, net	14,045	13,548
Other property and equipment, net	1,072	1,291
Operating lease right of use assets	356	—
Long-term investments	11	125
Goodwill	264	264
Other assets	102	95
	$18,355	$17,903

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,717	$1,624
Interest payable	25	53
Income taxes payable	2	2
Current portion of long-term debt	449	—
Derivatives	22	27
Operating leases	145	—
Other	172	112
Total current liabilities	2,532	1,818
Long-term debt	1,836	2,284
Deferred income taxes	1,255	1,152
Operating leases	217	—
Other liabilities	306	538
Equity	12,209	12,111
	$18,355	$17,903

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenues and other income:
Oil and gas	$1,135	$1,266
Sales of purchased oil and gas	1,109	1,070
Interest and other	191	18
Derivative loss, net	(13)	(208)
Gain (loss) on disposition of assets, net	(9)	4
	2,413	2,150
Costs and expenses:
Oil and gas production	221	213
Production and ad valorem taxes	68	76
Depletion, depreciation and amortization	421	357
Purchased oil and gas	957	1,054
Exploration and abandonments	20	35
General and administrative	94	90
Accretion of discount on asset retirement obligations	3	4
Interest	29	36
Other	147	57
	1,960	1,922
Income before income taxes	453	228
Income tax provision	(103)	(50)
Net income attributable to common stockholders	$350	$178

Basic and diluted net income per share attributable to common stockholders	$2.06	$1.04

Weighted average shares outstanding:
Basic	169	170
Diluted	169	171

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$350	$178
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	421	357
Impairment of inventory and other property and equipment	32	—
Exploration expenses, including dry holes	1	5
Deferred income taxes	103	50
(Gain) loss on disposition of assets, net	9	(4)
Accretion of discount on asset retirement obligations	3	4
Interest expense	1	1
Derivative related activity	17	136
Amortization of stock-based compensation	24	17
Investment in affiliate fair value adjustment	(174)	—
Other noncash items	62	22
Change in operating assets and liabilities:
Accounts receivable	(69)	(181)
Inventories	(36)	(6)
Investments	—	3
Other current assets	(15)	(3)
Accounts payable	(74)	(9)
Interest payable	(29)	(21)
Income taxes payable	—	1
Other current liabilities	(22)	5
Net cash provided by operating activities	604	555
Net cash used in investing activities	(695)	(405)
Net cash used in financing activities	(223)	(45)
Net increase (decrease) in cash and cash equivalents	(314)	105
Cash and cash equivalents, beginning of period	825	896
Cash and cash equivalents, end of period	$511	$1,001

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended March 31,
	2019	2018
Average Daily Sales Volumes:
Oil (Bbls)	206,256	182,519
Natural gas liquids ("NGLs") (Bbls)	67,070	66,181
Gas (Mcf)	360,620	378,869
Total (BOEs)	333,430	311,845

Average Prices:
Oil per Bbl	$49.38	$61.64
NGL per Bbl	$22.79	$27.74
Gas per Mcf	$2.50	$2.59
Total per BOE	$37.84	$45.11

	Three Months Ended March 31, 2019
	Permian Horizontals	Permian Verticals	Total
	($ per BOE)
Margin Data:
Average prices	$38.31	$38.38	$37.84
Production costs	(4.36)	(29.26)	(7.36)
Production and ad valorem taxes	(2.28)	(2.33)	(2.26)
	$31.67	$6.79	$28.22
Percent oil	63%	64%	62%

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)
The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common shareholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding and the Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income attributable to common stockholders reconciled to basic and diluted net income attributable to common stockholders is as follows:

	Three Months Ended March 31,
	2019	2018
Net income attributable to common stockholders	$350	$178
Participating share-based basic earnings	(2)	(1)
Basic and diluted net income attributable to common stockholders	$348	$177
Basic weighted average shares outstanding reconciled to diluted weighted average shares outstanding is as follows:

	Three Months Ended March 31,
	2019	2018
Basic weighted average shares outstanding	169	170
Dilution attributable to stock-based compensation awards	—	1
Diluted weighted average shares outstanding	169	171

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)
EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended March 31,
	2019	2018
Net income	$350	$178
Depletion, depreciation and amortization	421	357
Exploration and abandonments	20	35
Impairment of inventory and other property and equipment	32	—
Accretion of discount on asset retirement obligations	3	4
Interest expense	29	36
Income tax provision	103	50
(Gain) loss on disposition of assets, net	9	(4)
Derivative related activity	17	136
Amortization of stock-based compensation	24	17
Investment in affiliate fair value adjustment	(174)	—
Other	62	22
EBITDAX (a)	896	831
Cash interest expense	(28)	(35)
Discretionary cash flow (b)	868	796
Cash exploration expense	(19)	(30)
Changes in operating assets and liabilities	(245)	(211)
Net cash provided by operating activities	$604	$555
______________________

(a)
“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; noncash derivative related activity; amortization of stock-based compensation; fair value adjustments on invesments and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
Net income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and adjusted income excluding noncash MTM adjustments and unusual items is presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for net noncash MTM derivative (gain) loss, noncash MTM (gain) loss attributable to the Company's equity investment in ProPetro Holding Corp. ("ProPetro") and unusual items as follows:

	Three Months Ended March 31, 2019
	After-tax Amounts	Amounts Per Share
Net income attributable to common stockholders	$350	$2.06
MTM adjustments:
Noncash MTM derivative loss, net ($17 pretax)	14	0.08
Noncash MTM ProPetro stock gain ($174 pretax)	(136)	(0.80)
Adjusted income excluding noncash MTM adjustments	228	1.34
Unusual items:
Sand mine decommissioning-related charges ($47 pretax)	37	0.22
Asset divestiture-related charges ($45 pretax)	35	0.21
Corporate restructuring charges ($13 pretax)	10	0.06
Adjusted income excluding noncash MTM adjustments and unusual items	$310	$1.83

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)
Return on Capital Employed ("ROCE") is a non-GAAP financial measure. As used by the Company, ROCE is net income adjusted for tax-effected noncash mark-to-market ("MTM") derivative and fair value accounting adjustments, unusual items and interest expense divided by the summation of average total equity (adjusted for net noncash MTM derivative (gain) loss, noncash MTM (gain) loss attributable to the Company's equity investment in ProPetro, unusual items and interest expense) and average net debt. The Company believes ROCE is a good indicator of long-term performance, both absolute and relative to the Company's peers. ROCE is a measure of the profitability of the Company’s capital employed in its business compared with that of its peers.

	Year Ended December 31,
	2018	2017
Net income	$975	$833
After-tax adjustments for MTM derivative activity and unusual items:
Noncash MTM derivative (gain) loss, net	(211)	112
Sand mine decommissioning-related charges	351	—
Impairment of oil and gas properties	60	183
Net gain on asset divestitures	(226)	(124)
Other asset divestiture-related charges	129	—
Excess tax benefits and reduction in deferred tax liability	—	(633)
After-tax adjustments to exclude MTM adjustments and unusual items	103	(462)
After-tax interest expense	98	98
ROCE earnings	$1,176	$469

	As of December 31,
	2018	2017
Average total equity (a)	$11,796	$10,663
Average net debt (b)	724	395
Capital employed	$12,520	$11,058

ROCE percentage	9%	4%
_____________________

(a)	Average total equity is calculated as follows:

	As of December 31,
	2018	2017
Total equity	$12,111	$11,279
Less: Net income	975
Plus: ROCE earnings	1,176
Adjusted total equity	$12,312	$11,279

Average total equity	$11,796

	As of December 31,
	2017	2016
Total equity	$11,279	$10,411
Less: Net income	833
Plus: ROCE earnings	469
Adjusted total equity	$10,915	$10,411

Average total equity	$10,663

(b)	Average net debt is calculated as follows:

	As of December 31,
	2018	2017	2016
Current portion of long-term debt	$—	$449	$485
Long-term debt	2,284	2,283	2,728
Less:
Cash and cash equivalents	825	896	1,118
Short-term investments	443	1,213	1,441
Long-term investments	125	66	420
Net debt	$891	$557	$234

Average net debt	$724	$395

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of May 3, 2019
(Volumes are average daily amounts)

	2019			Year Ending December 31, 2020
	Second Quarter	Third Quarter	Fourth Quarter
Average Daily Oil Production Associated with Derivatives (Bbl):
Brent collar contracts with short puts:
Volume	35,110	45,000	45,000	9,000
Price:
Ceiling	$81.44	$80.06	$80.06	$75.57
Floor	$69.27	$68.33	$68.33	$65.00
Short put	$59.27	$58.33	$58.33	$55.00
Average Daily Gas Production Associated with Derivatives (MMBtu):
Swap contracts:
Volume	50,000	50,000	16,848	—
NYMEX price	$2.94	$2.94	$2.94	$—
Basis swap contracts:
Permian Basin index swap volume (a)	60,000	60,000	—	—
Price differential ($/MMBtu)	$(1.46)	$(1.46)	$—	$—
Southern California index swap volume (b)	80,000	80,000	80,000	—
Price differential ($/MMBtu)	$0.31	$0.31	$0.31	$—
______________________

(a)	The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells its Permian Basin gas and the HH index price used in swap contracts.

(c)
The referenced basis swap contracts fix the basis differentials between Permian Basin index prices and southern California index prices for Permian Basin gas forecasted for sale in Arizona and southern California.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain (Loss), Net
(in millions)

Three Months Ended March 31, 2019
Noncash changes in fair value:
Oil derivative loss, net	$(20)
Gas derivative gain, net	3
Total noncash derivative loss, net	(17)

Net cash receipts on settled derivative instruments:
Oil derivative receipts	12
Gas derivative payments	(8)
Total cash receipts on settled derivative instruments, net	4
Total derivative loss, net	$(13)